UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2009

NetREIT
 (Exact name of registrant as specified in its charter)

CALIFORNIA	001-34049	33-0841255
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1282 Pacific Oaks Place Escondido, CA	92029-2900
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8537

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review.

As previously reported on its Form 8-K Report filed November 12, 2008 (the “11-12-08 8-K”), which is incorporated herein by reference, the Company has been in the process of restating its financial statements for the year ended December 31, 2007 (the “2007 Financial Statements”) as well as its two Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008.

During 2008, the Company determined that certain adjustments and reclassifications of previously issued financial statements were required to correct certain errors relating to the application of SFAS 141, Business Combinations. Pursuant to SFAS 141, the Company allocates the purchase price of acquired properties to land, buildings, tenant improvements, and indentified tangible and intangible assets associated with in-place leases, unamortized leasing commitments, the value of above or below-market leases and the value associated with a land purchase option based upon respective market values. We have determined that our initial process of estimating fair values for acquired in-place leases did not include all such components of such valuation and we did not value the tenant relationships.

There is no effect to the total acquisition costs included in the balance sheet. However, the effect of the restatement will be to increase the depreciation and amortization since the values have been assigned to shorter lived assets.

In addition, the Company did not properly account for its remaining interest in its 7-11 property following the sale of an undivided 48.66% interest in the property. Due to the rights of the tenants in common, the ongoing accounting for the investment should have been under the equity method of accounting. In the previously issued statements, the Company had used the proportional interest consolidation method.

The changes to the Company’s 2007 restated financial statements also affect subsequent periods. As a result, the Company’s interim financial statements for the quarters ended March 31, 2008 and June 30, 2008 should not be relied upon as these statements will also be amended and restated.

The Company’s reconsideration of its accounting principles and methodology regarding these asset and expense allocations in the 2007 Financial Statements was initiated pursuant to certain comments made by the Staff of the Securities and Exchange Commission in response to a review of the Company’s Form 10 Registration Statement under the Securities and Exchange Act of 1934 (the “1934 Act”). The Company has made all changes that it deems appropriate under generally accepted accounting principles. However there is still an unresolved issue with respect to the allocation of its acquisition costs for World Plaza. The Company is not yet certain that its proposed changes will resolve the Staff’s comments at this time, but is hopeful that this issue will be resolved by the end of April, 2009 at which time the amended statements will be filed and the Company will begin its effort to become current with respect to all filing requirements.

The Company’s Management has determined that the amounts of the assets and liabilities and income as will be reported in its restated financial statements for the year ended December 31, 2007, and its interim financial statements subsequently reported on its 10-Q Reports for the quarters ended March 31, 2008 and June 30, 2008, will be materially different than those currently filed with the Securities and Exchange Commission. On March 27, 2009, the Company’s Board of Directors and Audit Committee agreed with Management’s conclusion and authorized Management to complete the restated financial statements and the interim unaudited financial statements. In doing so, the Company’s Board of Directors and Audit Committee has concluded that the restated financial statements would reflect the revised asset classification methods that, in Management’s judgment, would better reflect the requirements of the Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”).

Pending the resolution of the issue relating to World Plaza, the effect of the restatement for the year ended December 31, 2007 was an increase in depreciation and amortization expense of $304,137. Loss per share from continuing operations increased from $0.23 loss per share, as originally reported, to $0.36 loss per share as restated. Income per share decreased from $1.04 income per share as originally reported, to $0.91 income per share as restated.

The effect of the restatement to the quarter ended March 31, 2008 was an increase in depreciation and amortization expense of $183,862. Income per share decreased from $0.10 as originally reported to $0.06 income per share as restated. There was no effect to the quarter ended March 31, 2007.

The effect of the restatement to the quarter ended June 30, 2008 was an increase in depreciation and amortization expense of $182,966. Loss per share as originally reported increased from $0.04, loss per share as originally reported to $0.08 loss per share as restated. For the quarter ended June 30, 2007, the increase to depreciation and amortization expense was $95,105. Loss per share from continuing operations as originally reported increased from $0.03 loss per share to $0.07 loss per share as restated. Loss per share increased from $0.01 as originally reported to $0.05 as restated.

The effect to the six months ended June 30, 2008 was an increase to depreciation and amortization expense of $366,828. Income per share was $0.05 as originally reported. Loss per share was $0.03 as restated. For the six months ended June 30, 2007, the increase to depreciation and amortization expense was $95,105. Loss per share from continuing operations as originally reported increased from $0.11 loss per share to $0.16 loss per share as restated. Loss per share increased from $0.05 loss per share as originally reported to $0.10 as restated.

The issues pertaining to the restatements have been communicated to the Audit Committee and the Audit Committee has discussed these issues with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT

Date: April 8, 2009

By: /s/ Kenneth Elsberry
Name: Kenneth Elsberry
Title: Chief Financial Officer